EXHIBIT 4.02



                          CALCULATION AGENCY AGREEMENT


                  CALCULATION AGENCY AGREEMENT, dated as of October 2, 2002 (the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman Brothers Inc., as Calculation Agent.


                  WHEREAS, the Company has authorized the issuance of up to $19,676,500 aggregate principal amount of 0.25% Notes Due October 2, 2007, Performance Linked to the Dow Jones Industrial AverageSM1 (the "Securities");

                  WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "Indenture"); and

                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

                  NOW THEREFORE, the Company and the Calculation Agent agree as follows:

                  1. Appointment of Agent. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2. Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due at Stated Maturity of the Securities, the Redemption Payment Amount and the Repurchase Payment Amount, the Calculation Agent shall determine such Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Settlement Value, (b) whether adjustments to the Closing Level should be made, (c) the determination of the Successor Index if publication of the Index is discontinued and (d) the determination of whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of any such adjustment or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.


* "Dow Jones and "Dow Jones Industrial Average" are servicemarks of Dow Jones & Company, Inc. and have been licensed for use by Lehman Brothers Holdings Inc. The Securities, based on the performance of the Dow Jones Industrial Average, are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the Securities.


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3.  Calculations.  Any calculation or  determination  by the  Calculation  Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                  (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

                  6. Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

                  (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged


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bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

                  (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

                  (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  7. Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

                  8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

                  9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone:
(212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity
Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall


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Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836)
(telephone: (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

               10. Governing Law. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

               11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               12.  Benefit  of  Agreement.  This  Agreement  is solely  for the
          benefit  of  the  parties   hereto and  their successors and assigns,
          and no other person shall acquire or have any rights under or by virtue hereof.



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                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.



                                                   LEHMAN BROTHERS HOLDINGS INC.

                                                  By:___/s/ Oliver Budde________
                                                        Name: Oliver Budde
                                                        Title:   Vice President


                                                     LEHMAN BROTHERS INC.,
                                                       as Calculation Agent

                                                  By:__ /s/ Oliver Budde________
                                                        Name: Oliver Budde
                                                        Title:   Vice President

                                     ANNEX A

1.       The Index.


        The Index is the Dow Jones Industrial AverageSM, as calculated by Dow Jones & Company, Inc. (the "Index").

The Index is a price-weighted index of 30 common stocks chosen by the editors of The Wall Street Journal as representative of a broad cross-section of U.S. industry. As of September 25, 2002, the component companies of the Dow Jones Industrial Average were as follows: 3M Company, Alcoa Inc., American Express Company, AT&T Corp., The Boeing Company, Caterpillar Inc., Citigroup Inc., The Coca-Cola Company, E.I. du Pont de Nemours and Company, Eastman Kodak Company, Exxon Mobil Corporation, General Electric Company, General Motors Corporation, Hewlett-Packard Company, The Home Depot, Inc., Honeywell International Inc., Intel Corporation, International Business Machines Corporation, International Paper Company, J.P. Morgan Chase & Co., Johnson & Johnson, McDonald's Corporation, Merck & Co., Inc., Microsoft Corporation, Philip Morris Companies. Inc., The Procter & Gamble Company, SBC Communications Inc., United Technologies Corporation, Wal-Mart Stores, Inc. and The Walt Disney Company.

2.       Determination of the Payment Amount.


         The Calculation Agent shall determine the Payment Amount payable for each Security.

         The amount payable at Stated Maturity for each $1,000 principal amount of Securities (the "Maturity Payment Amount") shall equal (i) the greater of (a) $1,000 and (b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through but excluding the Stated Maturity. The amount payable upon a Redemption of each $1,000 principal amount of Securities (the "Redemption Payment Amount") shall equal (i) the greater of (a) $1,000 and (b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through but excluding the Non-Delaying Event Redemption Date or, if a Delaying Event occurs, through the Delaying Event Redemption Date. The amount payable upon a Repurchase of each $1,000 principal amount of Securities (the "Repurchase Payment Amount") shall equal (i) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Non-Delaying Event Repurchase Date or, if a Delaying Event occurs, through but excluding the Delaying Event Repurchase Date.

         The Settlement Value used to calculate the Alternative Redemption Amount shall be determined by the Calculation Agent.

3.       Discontinuance of the Index.

         (a) If Dow Jones & Company, Inc. ("Dow Jones") discontinues publication of the Index and Dow Jones or another entity publishes a successor or substitute index (the "Successor Index") that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index, then the Calculation Agent shall calculate the Maturity Payment Amount pursuant to Section 2 hereof by reference to the index level of such Successor Index at the Close of Trading on the NYSE, AMEX, Nasdaq or the relevant exchange or market for the Successor Index on the date that any Settlement Value is to be determined.

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         (b) Upon any selection by the Calculation Agent of a Successor Index, the Company shall promptly give notice to the holders of the Securities.

         (c) If Dow Jones discontinues publication of the Index prior to, and such discontinuance is continuing on, the date that any Settlement Value is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then, on such date, the Calculation Agent shall determine the Settlement Value to be used in computing the Alternative Redemption Amount. The Settlement Value to be used in computing the Alternative Redemption Amount shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index on the primary organized U.S. exchange or trading system on which such securities trade. For purposes of this Section, "Closing Price" means the last reported sales level of the Index at 4:00 p.m., New York City time.

4.       Alteration of Method of Calculation.


         If at any time the method of calculating the Index or a Successor Index, or the Closing Level to be used in computing the Alternative Redemption Amount, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the Close of Trading in New York City on the date that the Settlement Value to be used in computing the Alternative Redemption Amount is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Settlement Value and the Alternative Redemption Amount with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a level of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

5.       Definitions.


         Set forth below are the terms used in the Agreement and in this Annex
A.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "AMEX" shall mean the American Stock Exchange LLC.

                  "Alternative Redemption Amount" shall mean the product of (a) $1,000 and (b) the Settlement Value on the relevant Payment Determination Date, divided by 8,966.

                  "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or

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                                                                               3

trust companies in the City of New York are authorized or obligated by law or executive order to close.

                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Settlement Value and the Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

                  "Calculation Day" shall mean (a) five Business Days prior to
(i) for payment at Stated Maturity, October 2, 2007 or (ii) for a payment upon a Repurchase, the Non-Delaying Event Repurchase Date or (b) for payment upon a Redemption, the date the Redemption Notice is given in accordance with the Indenture.

                  "Close of Trading" shall mean 4:00 p.m., New York City time.


                  "Closing Level" shall mean the last reported level of the Index or the Successor Index, as the case may be, at 4:00 p.m., New York City time, as reported by Dow Jones & Company, Inc. or the publisher of the Successor Index, as the case may be.

                  "Closing Price" shall have the meaning set forth in Section 3 of this Annex A.

                  "Company" shall have the meaning set forth in the preamble to this Agreement.

                  "Delaying Event" shall mean a Market Disruption Event for the Index that occurs on the relevant Calculation Day.

                  "Delaying Event Redemption Date" shall mean, if a Delaying Event occurs on the Calculation Day for a Redemption, the later of (a) the Non-Delaying Event Redemption Date and (b) five Business Days after the Payment Determination Date thereof.

                  "Delaying Event Repurchase Date" shall mean, if a Delaying Event occurs on the Calculation Day for a Repurchase, five Business Days after the Payment Determination Date thereof.

                  "Indenture" shall have the meaning set forth in the preamble to this Agreement.

                  "Index" shall have the meaning set forth in Section 1 of this Annex A.

                  "Market Disruption Event", on any day, shall mean, with respect to the Index means any of the following events as determined by the Calculation Agent:

(i) A suspension, absence or material limitation of trading in 20% or more of the underlying stocks which then comprise the Dow Jones Industrial Average, or any Successor Index, as the case may be, has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading on the primary organized U.S. exchange or trading system on which such securities are traded or, in the case of a common stock not listed or quoted in the United States, on the primary exchange, trading system or market for such security. Limitations on trading during significant market fluctuations imposed pursuant to the rules of any primary organized U.S. exchange or trading system similar to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, trading system, or market, any other self


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     regulatory  organization  or the  Securities  and  Exchange  Commission  of
     similar scope or as a replacement for Rule 80B, may be considered material. Notwithstanding the first sentence of this paragraph, a Market Disruption Event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of such security for more than two hours or during the one hour period preceding 4:00 p.m., New York City time.

(ii) A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading in options contracts related to the Index, or any Successor Index, as the case may be, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which such options contracts related to the Index, or any Successor Index, are traded or otherwise.

(iii)Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the Close of Trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Index or any Successor Index, as the case may be, or in respect of options contracts related to the Index or any Successor Index, as the case may be, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

         For purposes of determining whether a Market Disruption Event has occurred:

(i) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

(ii) any suspension in trading in an options contract on the Index or any Successor Index, as the case may be, by a major securities exchange, trading system or market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, shall constitute a Market Disruption Event notwithstanding that the suspension or material limitation is less than two hours;

(iii)a suspension or material limitation on an exchange, trading system or in a market shall include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the Close of Trading on the relevant exchange, trading system or market but shall not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

(iv) "Trading systems" include bulletin board services.

                  "Maturity Payment Amount" shall have the meaning set forth in
Section 2 of this Annex A.

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                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc.


                  "Non-Delaying Event Redemption Date" shall mean the date set forth in the Redemption Notice, which date shall not be less than 30 nor more than 60 days after the date of the Redemption Notice.

                  "Non-Delaying Event Repurchase Date" shall mean the eighth Business Day following the Business Day on which the Company receives notice of a Repurchase from a Holder.

                  "NYSE" shall mean The New York Stock Exchange, Inc.


                  "Payment Amount" shall mean the Maturity Payment Amount, the Redemption Payment Amount or the Repurchase Payment Amount, as the case may be.

                  "Payment Determination Date" shall mean the relevant Calculation Day, unless a Delaying Event occurs with respect to such Payment Determination Date, in which case the first Business Day after the Calculation Day on which the Closing Level for the Index has been determined.

                  "Redemption" shall mean the option of the Company to redeem, at any time on or after September 25, 2004, in whole or from time to time in part, the Securities.

                  "Redemption Notice" shall mean the notice of Redemption mailed to the Holders.

                  "Redemption Payment Amount" shall have the meaning set forth in Section 2 of this Annex A.

                  "Repurchase" shall mean the option of a beneficial holder to elect to require the Company to repurchase, at any time until eight Business Days prior to October 2, 2007, in whole or from time to time in part, such holder's Securities.

                  "Repurchase Payment Amount" shall have the meaning set forth in Section 2 of this Annex A.

                  "Settlement Value", when used with respect to any Payment Determination Date, shall equal the Closing Level of the Index unless a Delaying Event occurs on the related Calculation Day or (ii) if a Delaying Event occurs for the Index on the related Calculation Day, the Closing Level of the Index on the next Business Day on which a Market Disruption Event does not occur for the Index.

                  "Stated Maturity" shall mean October 2, 2007; provided, that if a Delaying Event occurs (or if the relevant Calculation Day is not a Business Day, on the next Business Day), the Stated Maturity shall be the fifth Business Day following the Payment Determination Date.

                  "Successor Index" shall mean such substitute index as the Calculation Agent may select pursuant to this Agreement upon discontinuance of the Index.

                  "Trustee" shall have the meaning set forth in the preamble to this Agreement.